Exhibit (10)(n)
March 27, 1995



Name
Address


Dear Mr. ______________:

As a member of the management of Clark Equipment Company, one of your primary responsibilities is to increase the wealth of the Company's stockholders.

                                 Award

In order to create an incentive for you to increase stockholder wealth and to reward you for doing so, the Human Effectiveness Committee of the Board of Directors has awarded to you:

     an option to purchase a total of _____________ shares of Stock (the "Option"); and

     tandem limited stock appreciation rights with respect to all of the shares subject to the Option (the "LSARs").

The "Exercise Price" for a share of Option Stock, and for an LSAR, is $_________. The awards will increase in value to the extent that the value of Company Stock increases and, subject to terms and conditions of the Plan and this letter, may be exercised by you at a time of your choosing.

The awards described in this letter are made under the Clark Equipment Company 1994 Long-Term Incentive Plan (the "Plan"), and are subject to all of the terms and conditions of the Plan and of this letter. The Option is not intended, and will not be treated, as an incentive stock option (as that term is used in section 422 of the Internal Revenue
Code).













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                           Time of Exercise

You may exercise the Option as follows:

     on or after March 27, 1996, the Option may be exercised for _____ shares of Stock;

     on or after March 27, 1997, the Option may be exercised for an additional _____ shares of Stock;

     on or after March 27, 1998, the Option may be exercised for an additional _____ shares of Stock;

provided that any unexercised outstanding portion of the Option and any unexercised outstanding LSARs will expire on the earlier to occur of the Expiration Date (as defined in A-5.5 of the Plan) or at the close of business on March 26, 2005. The Option and the LSARs may not be exercised after expiration.

                          Exercise of Option

In order to exercise the Option, you must deliver written notice of exercise to the Secretary of the Company, signed by you, indicating the number of shares of Option Stock being purchased. The election to exercise the Option must be accompanied by payment of the exercise price for the shares of Stock being purchased. Subject to the provisions of the following sentence, payment must be by cash or by check payable to the Company. All or a portion of the required amount may be paid by delivery of shares of Stock (including shares of Stock acquired pursuant to the exercise of the Option) having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required. The Option will be deemed exercised on the day the required notice is received by the Secretary of the Company.

                           Exercise of LSAR

In order to exercise one or more LSARs, you must deliver written notice of exercise to the Secretary of the Company, signed by you, indicating the number of LSARs that are being exercised. Upon the exercise of an LSAR, you will receive a cash payment equal to the excess of the Market Price (as defined in subsection 2.7 of the Plan) of a share of Company Stock at the time of exercise over the exercise price.

                             Tandem Awards

     The purchase of a share of Option stock will result in the cancellation of one LSAR.

     The exercise of an LSAR will result in the cancellation of the right to purchase one share of Option stock.



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These awards are conditioned upon your agreement to the terms and conditions set forth in this letter and those of the Plan with respect to the award. To accept these awards, please execute the Acknowledgment, Acceptance and Agreement at the bottom of the enclosed copy of this letter and return it to the Secretary of the Company.

                                   Very truly yours,

                                   CLARK EQUIPMENT COMPANY


                                   By: /s/ Leo J. McKernan
                                       Chairman, President and
                                       Chief Executive Officer
enc.

Acknowledgment, Acceptance and Agreement

I hereby acknowledge that I have received and read a copy of the Clark Equipment Company 1994 Long-Term Incentive Plan (the "Plan"); I accept the awards described in the foregoing letter; and I agree to the terms and conditions of such letter and of the Plan with respect to such award.

Signed: _______________________

Dated: _____________________
























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